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                                                                   EXHIBIT 4.1.3



                            ARTICLES OF AMENDMENT TO
              THE ARTICLES OF INCORPORATION OF PNM RESOURCES, INC.

         Pursuant to the provisions of Section 53-13-4 NMSA 1978 of the New Mexico Business Corporation Act, PNM Resources, Inc. adopts the following Articles of Amendment to its Articles of Incorporation:

         3. ARTICLE VI is deleted. ARTICLE VII becomes ARTICLE VI and ARTICLE VIII becomes ARTICLE VII.

         4. ARTICLE IX is deleted. ARTICLE X becomes ARTICLE VIII and ARTICLE XI becomes ARTICLE IX.

         The foregoing amendments were adopted by the sole shareholder of the Corporation on July 12, 2001, in the manner prescribed by the New Mexico Business Corporation Act. The number of shares outstanding and entitled to vote on these amendments is 100. All shares were voted in favor of the amendments.

         Dated:  July 12, 2001.

                                     By:        /s/ Jeffry E. Sterba
                                        ---------------------------------------
                                        Jeffry E. Sterba, Chairman, President &
                                        Chief Executive Officer